Exhibit 99.1

Datalink Corporation

8170 Upland Circle

Chanhassen, Minnesota  55317

March 25, 2002

U.S. Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C.  20549

                Representations by Arthur Andersen LLP

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to the General Instructions as to Financial Statements of the Commission, we confirm to you that on March 25, 2002, our independent accountants, Arthur Andersen LLP, represented to us that their audit of our financial statements and schedules reported upon by them in this Report on Form 10-K was subject to Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on audits, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

We have conducted no independent investigation nor obtained any independent verification of Andersen’s representations and by this letter accept no responsibility for their accuracy.

Very truly yours,

/s/	daniel j. kinsella
Daniel J. Kinsella, Chief Financial Officer